                                                 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORKHORSE GROUP INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

26-1394771
(I.R.S. Employer Identification No.)

100 Commerce Drive
Loveland, Ohio	45140
(Address of Principal Executive Offices)	(Zip Code)

Workhorse Group Inc. 2019 Incentive Stock Plan
(Full Title of the Plan)

Duane A. Hughes, Chief Executive Officer
100 Commerce Drive
Loveland, Ohio
(Name and Address of Agent For Service)

(513) 360-4704
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stephen M. Fleming, Esq.
Fleming PLLC
30 Wall Street, 8th Floor
New York, New York 10005
(T) 516-833-5034

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)

Common Stock, $0.001 par value per share, to be issued under the 2019 Incentive Stock Plan	6,080,642 shares		$1.95	$11,857,252	$1,539.07
Common Stock, $0.001 par value per share, issued in connection with Restricted Stock Award Agreements	1,919,358 shares	(3)	$1.95	$3,742,748	$485.81
Common Stock, $0.001 par value per share, to be issued under outstanding Stock Options	2,152,000 shares	(4)	$1.95	$4,196,400	$544.69

				TOTAL	$2,569.57

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Workhorse Group Inc. 2019 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices as reported by NASDAQ on March 12, 2020, which was $1.95 per share.

(3)Represents 1,919,358 shares of common stock issued to officers and directors of the Company pursuant to Restricted Stock Agreements issued under the 2019 Incentive Stock Plan.

(4)Represents 2,770,000 shares of common stock to be issued upon exercise of outstanding stock options issued to officers and directors.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.001 per share, of Workhorse Group Inc. (the “Company”), consisting of (i) shares that may in the future be issued under the 2019 Incentive Stock Plan (the “2019 Plan”), (ii) shares of common stock issued to officers and directors of the Company named in this Registration Statement pursuant to Restricted Stock Agreements issued under the 2019 Plan and (iii) shares of common stock to be issued upon exercise of outstanding stock options issued to officers and directors of the Company named in this Registration Statement.

This registration statement contains two parts.

The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares referred to above that constitute “control securities” or “restricted securities,” within the meaning of the Securities Act, by certain of the Company’s stockholders consisting of current directors and officers previously issued to them pursuant to the 2019 Plan. In addition, certain information relating to future issuances under the 2019 Plan is omitted from Part I, as further described below in the following paragraph and under the heading “Item 1. Plan Information”.

The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the 2019 Plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission.

The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the plans.

Reoffer Prospectus

4,071,358 Shares

WORKHORSE GROUP INC.
Common Stock par value $0.001

This reoffer prospectus relates to 4,071,358 shares of common stock (the “Shares”), $0.001 par value, of the “Company,” that may be offered from time to time by certain Selling Stockholders named in this reoffer prospectus (the “Selling Stockholders”). The Selling Stockholders acquired such Shares prior to the date of this reoffer prospectus and include (i) 919,358 of such Shares pursuant to grants under Restricted Stock Award Agreements under the 2019 Incentive Stock Plan (the “2019 Plan”) and (ii) 2,152,000 shares of common stock to be issued upon exercise of outstanding stock options.

The Selling Stockholders may sell the shares directly or may sell them through brokers or dealers. Except for limited funds to be received upon exercise of the Stock Options assuming a cash exercise, the Company will not receive any of the proceeds from sales made under this reoffer prospectus. The Company is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

Our common shares are traded on the Nasdaq Capital Market under the symbol “WKHS.” On March 12, 2020, our closing price on the Nasdaq Capital Market was $1.95 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE SEE THE INFORMATION DESCRIBED UNDER “RISK FACTORS” ON PAGE 14.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is March 13, 2020.

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	2
BUSINESS OVERVIEW	4
RISK FACTORS	5
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	6
SELLING STOCKHOLDERS	7
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this reoffer prospectus is current only as of its date.

Unless otherwise indicated, all references in this reoffer prospectus to “Workhorse,” the “Company,” “we,” “our,” “us,” or similar terms refer to Workhorse Group Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This reoffer prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this reoffer prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements contained in or incorporated by reference in this reoffer prospectus include, but are not limited to, statements about:

• market acceptance of our products;
• our ability to delivery on our existing orders including the UPS order and further develop new orders;
• our ability to ultimately be awarded commercial or government contracts;
• our ability to attract and retain customers for existing and new products;
• our ability to effectively maintain and update our product and service portfolio;
• our ability to continue as a going concern;
• our ability to raise capital under acceptable terms;
• our ability to effectively manage all warranty claims;
• our ability to enter long-term supply contracts including, but not limited to the supply of lithium-ion battery cells;
• our ability to maintain listing of our common stock on the Nasdaq Capital Market;
• our ability to adequately protect our intellectual property, or the loss of some of our intellectual property rights through costly litigation or administrative proceedings;
• legislation and government regulation; and
• general economic conditions, inflation and access to capital.

Any forward-looking statement made by us in this reoffer prospectus speaks only as of the date of this reoffer prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

BUSINESS OVERVIEW

Our Company

We are a technology company focused on providing sustainable and cost-effective solutions to the commercial transportation sector. As an American manufacturer, we design and build high performance battery-electric vehicles and aircraft that make movement of people and goods more efficient and less harmful to the environment. As part of our solution, we also develop cloud-based, real-time telematics performance monitoring systems that enable fleet operators to optimize energy and route efficiency. Although we operate as a single unit through our subsidiaries, we approach our development through two divisions, Automotive and Aviation. We are currently focused on our core competency of bringing the CFamily (formerly N-GEN) electric cargo van to market and fulfilling our existing backlog of orders. We are also exploring other opportunities in monetizing our intellectual property, which could include a sale, license or other arrangement of assets that are outside of our core focus. We cannot guarantee that we will be successful in such efforts to monetize our non-core assets.

Workhorse electric delivery vans are currently in production and are in use by our customers on U.S. roads. Our delivery customers include companies such as UPS, DHL, FedEx Express, Alpha Baking and W.B. Mason. Data from our in-house developed telematics system demonstrates our vehicles on the road are averaging approximately a 500% increase in fuel economy as compared to conventional gasoline-based trucks of the same size and duty cycle. In addition to improved fuel economy, we anticipate that the performance of our vehicles on-route will reduce long-term vehicle maintenance expense by approximately 50% as compared to fossil-fueled trucks.

We are an original equipment manufacturer (“OEM”) capable of manufacturing Class 3-6 commercial-grade, medium-duty truck chassis at our Union City, Indiana facility, marketed under the Workhorse® brand. All Workhorse last mile delivery vans are assembled in the Union City assembly facility. From our development modeling and the existing performance of our electric vehicles on American roads, we estimate that our E-GEN Range-Extended Electric delivery vans will save over $150,000 in fuel and maintenance savings over the 20-year life of the vehicle. We expect that fleet buyers will be able to achieve a four-year or better return-on-investment (without government incentives). Our goal is to continue to increase sales and production, while executing on our cost-down strategy to a point that will enable us to achieve gross margin profitability of the last mile-delivery van platform. As a key strategy, we have developed the Workhorse CFamily (formerly N-GEN) platform, which has been accelerated from our development efforts on the USPS NGDV program.

The Workhorse CFamily (formerly N-GEN) electric cargo van platform will be available in multiple size configurations, 450, 650 and 1,000 cubic feet. We intend to initiate the launch with the 450 cubic foot configuration where it is designed to compete with the Sprinter, Transit and RAM gasoline/diesel trucks in the commercial sector with an emphasis on last-mile delivery and other service-oriented businesses, such as telecom. This ultra-low floor platform incorporates state-of-the-art safety features, economy and performance: we expect these vehicles to achieve a fuel economy of approximately 60 miles per gallon efficiency (“MPGe”) and offer fleet operators the most favorable total cost-of-ownership of any comparable vehicle available today. We believe we are the first American OEM to market a U.S. built electric cargo van, and early indications of fleet interest are significant. We expect the CFamily (formerly N-GEN) trucks will be supported by our Ryder Systems partnership. Using CFamily (formerly N-GEN) light duty prototypes, we delivered over 100,000 packages in San Francisco and Ohio during our testing. During this period, we achieved 50 MPGe and successfully demonstrated the role our vehicles can have in last mile delivery.

As a direct result of our experiences in developing vehicles, Workhorse recently licensed our Workhorse W-15, a medium- and light-duty pickup truck platform to Lordstown Motors Corporation.

RECENT EVENTS

Duke Energy Agreement

On November 28, 2018, we entered into a Sales Agreement with Duke Energy One, Inc., a wholly-owned subsidiary of Duke Energy Corporation (NYSE: DUK) (“Duke”), pursuant to which we sold Duke 615,000 battery cells (the “615,000 Cells”) in consideration of $1,340,700. We had the right and option to require Duke to sell the 615,000 Cells back to Workhorse and Duke had the right and option to require Workhorse to purchase the 615,000 Cells at price equal to the price the 615,000 Cells were sold. On October 15, 2019, the Company exercised its option to purchase the 615,000 Cells at a price of $2.18 per cell which closed on December 1, 2019.

Preferred Stock

Commencing May 31, 2019 through June 5, 2019, the Company entered into Subscription Agreements with institutional investors pursuant to which the investors for an aggregate purchase price of $25,000,000 purchased 1,250,000 units consisting of (i) one newly-issued share of Series B Preferred Stock, with a stated value of $20.00 per share (the “Stated Value”) and a par value of $0.001 per share (the “Preferred Stock”), and (ii) a common stock purchase warrant to purchase 7.41 shares of the common stock, par value $0.001 per share, of the Company. (the “Preferred Stock Warrants”). The closing with respect to approximately $15,000,000 occurred on May 31, 2019 and the balance of approximately $10,000,000 closed on June 10, 2019.

The rights, preferences, privileges and limitations of the Preferred Stock are set forth in a certificate of designation filed by the Company with the Secretary of State of the State of Nevada (the “Certificate of Designation”). The Preferred Stock ranks senior to the Company’s common stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution. The Preferred Stock is entitled to annual dividends at a rate equal to 8.0% simple interest per annum on the Stated Value of the Preferred Stock. Accrued dividends will be payable quarterly in shares of common stock of the Company based on a share price of $1.62, which was the average closing price of the Company’s common stock on the five trading days immediately preceding May 31, 2019 and in excess of the closing price of $1.60 on May 30, 2019.

The Preferred Stock is not convertible and does not hold voting rights. Upon any liquidation, dissolution or winding up of the Company, liquidation of the Company’s assets will be made in the following order of priority: (a) first, payment or provision for payment of debts and other liabilities; (b) second, payment to the holders of the Preferred Stock an amount with respect to each share of the Preferred Stock’s Stated Value plus any accrued but unpaid dividends thereon; and (c) third, payment to the holders of common stock.

On May 31, 2023 and June 10, 2023, the Company shall redeem all the outstanding shares of the Preferred Stock at the Stated Value, plus accrued and unpaid dividends. At any time prior to such date, the Company subject to the repayment and retirement, in accordance with its terms, of the Credit Agreement dated as of December 31, 2018 (the “Credit Agreement”), among the Company, as the borrower, the lenders thereto and Wilmington Trust, National Association, as Agent, the Company may, in its sole discretion, redeem any outstanding shares of Preferred Stock at the Stated Value, plus accrued and unpaid dividends (“Optional Redemption”). Notwithstanding the foregoing, the Company may effect an Optional Redemption prior to the fourth anniversary of the Closing Date so long as it obtains from the lenders to the Credit Agreement their prior written consent to such Optional Redemption.

The Preferred Stock Warrants have an exercise price of $1.62 per share, which was in excess of the closing price of $1.60 on May 30, 2019, are immediately exercisable and will expire seven years from the date of issuance.

Notwithstanding anything herein to the contrary, the aggregate number of shares of common stock issued in payment of dividends on the Preferred Stock when added to the number of shares of common stock issued upon exercise of any warrants shall not exceed 19.9% of either (a) the total number of shares of common stock outstanding on the date hereof or (b) the total voting power of the Company’s securities outstanding on the date hereof that are entitled to vote on a matter being voted on by holders of the common stock, unless and until the Company obtains stockholder approval permitting such issuances in accordance with applicable rules of the NASDAQ Capital Market.

The offer, sale and issuance of the above securities was made to accredited investors and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sales were made to accredited investors and transfer of the common stock will be restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

Moog Inc. Purchase Agreement

On October 1, 2019, we entered into, and on October 4, 2019 and October 31, 2019, we amended, along with our wholly owned subsidiary, Surefly, Inc. (“Surefly”), and Moog Inc. (the “Purchaser”), an Asset Purchase Agreement (as so amended, the “Purchase Agreement”) pursuant to which the Purchaser agreed to (i) purchase substantially all the assets of Surefly, other than (a) Surefly’s assets and intellectual property related to Surefly’s Horsefly truck-based electrically powered unmanned aerial system (the “Horsefly Assets”), (b) Surefly’s cash and cash equivalents, (c) Surefly’s insurance policies, and (d) certain pre-closing causes of action and refund rights, and (ii) assume certain liabilities of Surefly, other than certain retained liabilities, for a cash purchase price of $4.0 million.

The Purchase Agreement contains customary representations and warranties of the Company, Surefly and the Purchaser, as well as customary covenants of the Company, Surefly and the Purchaser. Additionally, the closing of the transaction is subject to the satisfaction or waiver of customary closing conditions set forth in the Purchase Agreement. The closing date required to be no later than December 2, 2019; if the purchase contemplated by this Agreement has not closed by that date, this Agreement shall be terminated and the Parties shall bear no further legal responsibility to each other.

The Company and Surefly have agreed in the Purchase Agreement not to solicit orders of certain products from specified customers for a period of two years after the closing date. The Company and Surefly and Purchaser have agreed to indemnify each other for, among other things, losses resulting from breaches or misrepresentations under the Purchase Agreement and failure to perform covenants contained in the Purchase Agreement. The Company and Surefly’s indemnification obligations are subject to a $25,000 tipping basket and a $2.0 million cap.

In connection with the closing of the Purchase Agreement, the Company and Moog will enter into a joint venture agreement for the development of the Horsefly Assets and the related business (the “Horsefly Agreement”). Under the proposed Horsefly Agreement, the Company will contribute the Horsefly Assets and Moog will contribute certain complementary assets to a newly formed entity (“Joint Venture”). The Company and Moog will each own fifty percent of the equity interests in the Joint Venture.

Restatement of Previously Issued Financial Statements

On November 1, 2019, the Company filed Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q (“Form 10-Q/A”) for the quarterly period ended June 30, 2019, originally filed with the U.S. Securities and Exchange Commission on August 9, 2019 (the “Original Form 10-Q”), which restated the Company’s condensed consolidated financial statements as of and for the three and six months ended June 30, 2019 (the “Financial Statements”), and amended the related notes and disclosures thereto.

The Company identified an accounting misstatement in the Financial Statements primarily related to warrants issued in July 2018 as part of a debt financing (“2018 Warrants”). The 2018 Warrants were originally required to be marked-to-market at each balance sheet date unless a reclassification event occurred resulting in the change of the classification of the 2018 Warrants to equity instruments. However, based on further analysis, it was determined that on January 1, 2019, the 2018 Warrants no longer met the criteria to be classified as a liability and should have been reclassified to equity and mark-to-market accounting no longer applied. In addition, the Company determined that the classification of certain warrants issued to lenders in 2019 were misclassified as liability financial instruments, while they should have been classified as equity instruments and not market-to-market.

The impact on the Company’s Financial Statements for the misstatements described above is to reduce interest expense by approximately $16.9 million and reduce the warrant liability by the same amount for previously recorded mark-to-market adjustments. The impact on shareholders' deficit was to reduce it by approximately $17.6 million.

ST Engineering Hackney, Inc. Asset Purchase Agreement

On October 31, 2019, the Company and ST Engineering Hackney, Inc. (“Seller”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to purchase certain assets of Seller (the “Acquired Assets”) and assume certain liabilities of Seller. Pursuant to the terms of the Purchase Agreement, the Company agreed to pay $7.0 million for the purchase of the Acquired Assets, $1.0 million of which shall be payable from the Escrow Account upon satisfaction of certain conditions, and the remaining $6.0 million of which (the “Second Payment”) shall be payable in cash within 45 days if certain additional conditions are attained. The Purchase Agreement provides that the Company will be required to deliver shares of its common stock to the Seller if it does not make the Second Payment on a timely basis. Accordingly, upon execution of the Purchase Agreement, the Company deposited $1.0 million in cash and shares of its common stock having an aggregate value of $6.6 million based on the closing price as of the day immediately preceding the date of the Purchase Agreement (the “Escrow Shares”) into an escrow account (the “Escrow Account”) with U.S. Bank National Association to be held pursuant to the terms of an escrow agreement by and among U.S. Bank National Association, the Company and Seller. The number of Escrow Shares shall be subject to adjustment if the aggregate value of the Escrow Shares is less than $5.28 million or greater than $7.92 million on certain dates. The closing under the Purchase Agreement occurred on January 13, 2020 pursuant to which $1.0 million was released from the Escrow Account to the Seller and the Acquired Assets were transferred by the Seller to the Company.

The Purchase Agreement provides that the Company shall make additional payments to Seller in the event the Second Payment is not made within 45 days of when such payment is due. In the event payment of the Second Payment is not made to Seller within 105 days after such payment is due, Seller may, at its option, require that the Escrow Agent release to Seller Escrow Shares with a value (based on the then-current market price of the shares) equal to $6,000,000 in satisfaction of the Second Payment. The Purchase Agreement contains customary representations and warranties and covenants from Seller.

The Company and Seller will also provide each other customary indemnities including, among other things, losses resulting from breaches or misrepresentations under the Purchase Agreement and failure to perform covenants contained in the Purchase Agreement. The Company’s indemnification rights are subject to a $110,000 deductible basket and $1.05 million cap for claims arising out of Seller’s breaches of representations and warranties.

Executive Team Changes/Stock Grants

On November 11, 2019, Paul Gaitan notified the Company that he intended to resign as Chief Financial Officer of the Company effectively immediately. In connection with Mr. Gaitan’s resignation, the Company has commenced a search for a replacement Chief Financial Officer. Gregory Ackerson, the Company’s Controller, agreed to serve as the Company’s Interim Chief Financial Officer until the Company engaged a full-time replacement Chief Financial Officer. The Company entered into an employment agreement (the “Ackerson Employment Agreement”) with Mr. Ackerson, effective November 12, 2019. Pursuant to the Ackerson Employment Agreement, Mr. Ackerson will receive a base salary of $175,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 75% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Company granted 104,166 shares of restricted common stock to Mr. Ackerson under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years. In the event Mr. Ackerson is terminated without cause or resigns for good reason (as such terms are defined in the Ackerson Employment Agreement), he will be entitled to severance payments in an amount equal to nine months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of his COBRA premium cost for up to nine months.

On December 19, 2019, the Company announced the appointment of Steve Schrader as Chief Financial Officer. Gregory Ackerson who has served as Controller and Interim Chief Financial Officer will continue to serve as Controller. The Company entered into an employment agreement (the “Schrader Employment Agreement”) with Mr. Schrader effective December 19, 2019. Pursuant to the Schrader Employment Agreement, Mr. Schrader will receive a base salary of $275,000 per year which will be automatically increased to $300,000 per year upon the accurate (non-amended) and successful filing with the Securities and Exchange Commission of the quarterly reports for the quarters ended March 31, 2020 and June 30, 2020, which increase will be implemented following the year ended December 31, 2020. Mr. Schrader will be eligible to receive a target performance bonus commencing the calendar year ending December 31, 2020 equal to 50% of his base salary with the potential to increase to 75% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee. The Company granted Mr. Schrader 84,877 shares of restricted common stock under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years commencing on July 1, 2020. In the event Mr. Schrader is terminated without cause or resigns for good reason (as such terms are defined in the Schrader Employment Agreement), he will be entitled to severance payments in an amount equal to 16 months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to 15 months.

On November 6, 2019, the Company entered into an amended and restated employment agreement (the “Hughes Employment Agreement”) with Duane Hughes, Chief Executive Officer, effective November 6, 2019. Pursuant to the Hughes Employment Agreement, Mr. Hughes will receive a base salary of $475,000 per year and will be eligible to receive a target performance bonus equal to 100% of his base salary with the potential to increase to 200% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee. The Company granted 239,044 shares of restricted common stock to Mr. Hughes under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years commencing on January 1, 2020. In addition, the options to acquire 1,000,000 shares of common stock issued to Mr. Hughes earlier in 2019 immediately vested on the effective date of the Hughes Employment Agreement. In the event Mr. Hughes is terminated without cause or resigns for good reason (as such terms are defined in the Hughes Employment Agreement), he will be entitled to severance payments in an amount equal to 24 months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of his COBRA premium cost for up to 24 months.

The Company entered into an amended and restated employment agreement (the “Willison Employment Agreement”) with Mr. Robert Willison, Chief Operating Officer, effective November 6, 2019. Pursuant to the Willison Employment Agreement, Mr. Willison will receive a base salary of $300,000 per year and will be eligible to receive a target performance bonus equal to 75% of his base salary with the potential to increase to 100% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee. The Company granted 119,522 shares of restricted common stock to Mr. Willison under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years commencing on January 1, 2020. In the event Mr. Willison is terminated without cause or resigns for good reason (as such terms are defined in the Wilson Employment Agreement), he will be entitled to severance payments in an amount equal to 18 months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of his COBRA premium cost for up to 18 months.

The Company entered into an employment agreement (the “Furey Employment Agreement”) with Mr. Anthony Furey, Vice President of Finance, effective November 6, 2019. Pursuant to the Furey Employment Agreement, Mr. Furey will receive a base salary of $225,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 75% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee. The Company granted 338,648 shares of restricted common stock to Mr. Furey under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years. The Company will also grant a one-time a $100,000 restricted stock grant if and when the closing of the sale of Surefly occurs. In the event Mr. Furey is terminated without cause or resigns for good reason (as such terms are defined in the Furey Employment Agreement), he will be entitled to severance payments in an amount equal to nine months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of his COBRA premium cost for up to nine months.

On November 6, 2019, the Company appointed Mr. Stephen M. Fleming as General Counsel and Vice President of the Company. In connection with the appointment of Mr. Fleming, the Company entered into an employment agreement (the “Fleming Employment Agreement”) with Mr. Fleming effective November 6, 2019. Pursuant to the Fleming Employment Agreement, Mr. Fleming will receive a base salary of $300,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 75% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee. The Company granted 517,928 shares of restricted common stock to Mr. Fleming under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years commencing on January 1, 2020. In the event Mr. Fleming is terminated without cause or resigns for good reason (as such terms are defined in the Fleming Employment Agreement), he will be entitled to severance payments in an amount equal to 16 months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of his COBRA premium cost for up to 15 months.

On November 6, 2019 the Company granted Ray Chess, Chairman of the Board, 47,809 shares of restricted common stock for historical services rendered for which no director compensation was received. The restricted stock will vest over two years in semi-annual installments commencing May 6, 2020. In addition, for director services for the year ended December 31, 2019, Mr. Chess was granted 29,880 shares of common stock vesting May 6, 2020. Going forward, Mr. Chess will receive an annual grant of restricted stock in the amount of $75,000. In addition, directors Michael Clark, Gerald Budde, Benjamin Samuels and Harry DeMott were granted 47,809 restricted common stock in consideration for the historical services. The restricted stock will vest over two years in semi-annual installments commencing on May 6, 2020. In addition, for director services for the year ended December 31, 2019, Messrs. Clark, Budde, Samuels and DeMott were granted 23,904 shares of restricted common stock vesting May 6, 2020. Going forward, Messrs. Clark, Budde, Samuels and DeMott will receive an annual grant of restricted common stock in the amount of $60,000 vesting over two years in semi-annual installments. All stock grants were issued under the Company’s 2019 Stock Incentive Plan.

Senior Secured Convertible Note – HT Investments MA, LLC

On November 21, 2019, the Company entered into a securities purchase agreement (the “Purchase Agreement”), with HT Investments MA, LLC (the “Investor”) pursuant to which the Company agreed to issue and sell, in a registered public offering by the Company directly to the Investor (the “Registered Direct Offering”), a senior secured convertible note for the principal amount of $41,000,000 (the “Note”) that is convertible into shares of the Company's Common Stock, par value of $0.001 per share (the "Common Stock") and a warrant to purchase up to 15,459,016 shares of the Company’s Common Stock (the “Warrants”), subject to adjustment as provided therein. The Warrants may only be exercised for a period of 90-days following the full or partial redemption of the Note at the option of the Company. In the event the Note is redeemed in part, the percentage of the Warrants that will become exercisable upon such redemption will be equal to the percentage of the original principal amount of the Note redeemed at such time.

The closing of the Registered Direct Offering took place on December 9, 2019. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Company did not paying underwriting discounts or commissions. However, after discounts the proceeds before expenses were $38,950,000. The Company used the net proceeds from this offering to pay off its outstanding obligations under the credit agreement entered into with Marathon Asset Management, LP, on behalf of certain entities it manages (the “Marathon Lenders”), dated December 31, 2018 (the “Marathon Agreement”) and for general corporate purposes. The Marathon Agreement is described more fully on the Company’s Current Report on Form 8-K filed with the SEC on January 2, 2019.

The Note is a senior secured obligation of the Company and ranks senior to all unsecured debt of the Company due November 1, 2022. The Note bears interest at 4.50% per annum, paid quarterly commencing February 1, 2020 in cash or, subject to certain conditions, shares of our common stock at the Company’s option. Any shares issued for such interest payment will be valued at the market price as defined in the Purchase Agreement (the “Market Price”). The conversion price is $3.05, subject to customary anti-dilution adjustments and adjustments for certain corporate events. If the Company elects to repay principal on the Note for any reason, it will be required to pay 112% of the amount of principal repaid. The first day of each month beginning after March 1, 2020 (an "Early Redemption Date"), the Investor may require us to redeem up to $1.68 million principal amount of the Note at the Repayment Price (each a "Redemption Payment"). Any unused Redemption Payment capacity may be used by the Investor on any future Redemption Date. Under certain circumstances, the Company can require the Investor to defer early redemptions. The Company can elect to pay any Redemption Payment in cash or, subject to certain conditions, in freely saleable shares of the Company’s common stock, or a combination thereof. Any shares issued for such Redemption Payment will be valued at the Market Price. The Company may redeem all (or any portion in excess of $5,000,000) of the Note at any time at the greater of (a) 115% of the conversion value, calculated based on the highest VWAP during the period beginning 30 days prior to such redemption and ending the day prior to the redemption date, or (b) 100% of the Repayment Price, in each case plus accrued and unpaid interest. Any redemption amount above the Repayment Price can, subject to certain conditions, be paid in shares valued at the Market Price at the Company’s option. The Company and the Investor have agreed that at least $5 million principal amount of Notes will be converted into common stock pursuant to the terms of the Note no later than April 1, 2020.

The Registered Direct Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-213100), which was declared effective by the Securities and Exchange Commission on December 23, 2016, including the prospectus contained therein, as well as a prospectus supplement to be filed with the SEC in connection with the Registered Direct Offering.

Pursuant to the Marathon Agreement, until December 31, 2021, the Company must issue additional Warrants to the Marathon Lenders when the Company makes certain equity issuances, in amount equal to approximately 1.88% of the Company's fully diluted equity interests, and on substantially the same terms and conditions of the initial Warrants issued to the Marathon Lenders, except that (i) the expiration date shall be five years from the issuance date, (ii) the exercise price shall be equal to 110% of the issuance price per share in the relevant issuance, and (iii) the holder shall be entitled to exercise the warrant on a cashless basis at any time. Accordingly, the Company issued the Marathon Lenders Warrants to acquire an aggregate of 1,493,624 shares of common stock exercisable at a price of $3.355 per share (the “Additional Warrants”).

Corporate Information

We are a Nevada corporation. Our executive offices are located at 100 Commerce Drive, Loveland, Ohio 45140, and our telephone number is 513-360-4704. Our website is www.workhorse.com. Information contained in, or accessible through, our website does not constitute part of, and should not be construed as being incorporated by reference into, this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

 RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties and all other information contained in this reoffer prospectus, including the risks and uncertainties concerning our business and an investment in our common stock discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, as well as those discussed in our filings with the Securities and Exchange Commission, together with the other information contained in and incorporated by reference into this reoffer prospectus, before deciding whether to invest in our common stock. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we believe are not material, may also become important factors that adversely affect our business. If any of such risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

Except for limited funds to be received upon exercise of the Stock Options assuming a cash exercise, we will not receive any proceeds from the sale of any of our common stock by the Selling Stockholders. We have agreed to pay all expenses relating to registering the common stock covered by this reoffer prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the common stock covered hereby.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common shares issued to them from time-to-time at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

SELLING STOCKHOLDERS

This reoffer prospectus relates to 4,071,358 shares of common stock (the “Shares”), $0.001 par value, of the “Company,” that may be offered from time to time by certain Selling Stockholders named in this reoffer prospectus (the “Selling Stockholders”). The Selling Stockholders acquired such Shares prior to the date of this reoffer prospectus and include (i) 919,358 of such Shares pursuant to grants under Restricted Stock Award Agreements under the 2019 Incentive Stock Plan (the “2019 Plan”) and (ii) 2,152,000 shares of common stock to be issued upon exercise of outstanding stock options.

The following table sets forth, as of March 12, 2020, the number of shares beneficially owned by each current Selling Stockholder. The number of shares in the column “Shares Beneficially Owned Prior to the Offering” represents the total number of shares that a Selling Stockholder currently owns or has the right to acquire within sixty (60) days of March 12, 2020. The number of shares in the column “Shares Which May be Offered” represents all of the shares that a Selling Stockholder may offer under this reoffer prospectus and includes shares issuable upon the exercise of options and vesting under Restricted Stock Award Agreements that have not yet vested and are not included in the column “Beneficially Owned Prior to the Offering.” The table and footnotes assume that the Selling Stockholders will sell all of the shares listed in the column “Shares Which May be Offered.” However, because the Selling Stockholders may sell all or some of their shares under this reoffer prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. We do not know how long the Selling Stockholders will hold the shares before selling them. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as described below, none of the Selling Stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common stock or other securities.

Information concerning the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this reoffer prospectus if and when necessary and required. If, subsequent to the date of this reoffer prospectus, we grant additional awards to the Selling Stockholders or to other affiliates under the 2019 Plan, we intend to supplement this reoffer prospectus to reflect such additional awards and the names of such affiliates and the amounts of securities to be reoffered by them.

Selling Stockholder (1)	Position with the Company	Shares Beneficially Owned Prior to Offering (2)	Shares Which May be Offered (3)		Shares Beneficially Owned after Offering

Duane Hughes	Chief Executive Officer and Director	1,624,044	1,581,044	(4)	43,000
Benjamin Samuels	Director	2,133,441	131,713	(5)	2,001,728
Gerald Budde	Director	247,405	131,713	(6)	115,692
Raymond Chess	Chairman of the Board	179,289	107,689	(7)	71,600
Harry DeMott	Director	109,713	121,713	(8)	—
Michael Clark	Director	89,713	121,713	(9)	—
Steve Schrader	Chief Financial Officer	102,120	84,877	(10)	17,243
Anthony Furey	Vice President – Finance	413,343	411,640	(11)	1,703
Gregory Ackerson	Controller	107,916	114,166	(12)	—
Stephen Fleming	Vice President and General Counsel	651,818	745,568	(13)	—
Robert Willison	Chief Operating Officer	219,522	519,522	(14)	—

(1)The address for each of the Selling Stockholders is c/o Workhorse Group Inc., 100 Commerce Drive, Loveland, Ohio 45140.
(2)Under Rule 13d-3 of the Exchange Act, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days. “Shares Beneficially Owned after Offering” assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling Stockholders.
(3)Includes shares that are issuable upon exercise of stock options issued pursuant to the Plan, some of which are not, and will not become vested within 60 days from March 12, 2020 and are not included in the calculation of “Shares Beneficially Owned Prior to this Offering.”
(4)Includes (i) a stock option to acquire 20,000 shares of common stock at $1.75 per share; (ii) a stock option to acquire 25,000 shares of common stock at $4.99 per share; (iii) a stock option to acquire 22,000 shares of common stock at $7.21 per share; (iv) a stock option to acquire 400,000 shares of common stock at $5.28 per share; (v) a stock option to acquire 1,000,000 shares of common stock at $0.97 per share; (vii) a stock option to acquire 50,000 shares of common stock at $0.97 per share; and (viii) 239,044 shares of common stock.
(5)Includes (i) a stock option to acquire 50,000 shares of common stock at $7.01 per share; (ii) a stock option to acquire 10,000 shares of common stock at $7.21 per share; and (iii) 71,713 shares of common stock.
(6)Includes (i) a stock option to acquire 50,000 shares of common stock at $7.01 per share; (ii) a stock option to acquire 10,000 shares of common stock at $7.21 per share; and (iii) 71,713 shares of common stock.
(7)Includes (i) a stock option to acquire 10,000 shares of common stock at $1.75 per share; (ii) a stock option to acquire 10,000 shares of common stock at $4.99 per share, (iii) a stock option to acquire 10,000 shares of common stock at $7.21 per share; and (iv) 77,689 shares of common stock.
(8)Includes (i) a stock option to acquire 50,000 shares of common stock at $8.20 per share; and (ii) 71,713 shares of common stock.
(9)Includes (i) a stock option to acquire 50,000 shares of common stock at $1.10 per share; and (ii) 71,713 shares of common stock.
(10)Includes 84,877 shares of common stock.
(11)Includes 375,144 shares of common stock.

(12)Includes (i) a stock option to acquire 10,000 shares of common stock at $1.19 per share; and (ii) 104,166 shares of common stock.
(13)Includes (i) a stock option to acquire 150,000 shares of common stock at $1.19 per share; and (ii) 595,568 shares of common stock.
(14)Includes (i) a stock option to acquire 400,000 shares of common stock at $0.932 per share; and (ii) 119,522 shares of common stock.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Stockholders to offer for sale Shares acquired by the Selling Stockholders prior to the date of this reoffer prospectus and include (i) 919,358 of such Shares pursuant to grants under Restricted Stock Award Agreements under the 2019 Incentive Stock Plan (the “2019 Plan”) and (ii) 2,152,000 shares of common stock to be issued upon exercise of outstanding stock options.

The decision to sell any shares is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals and certain volume limitations set forth in Rule 144(e) of the Securities Act. There can be no assurance that any of the shares will be sold by the Selling Stockholders. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any of the foregoing methods of sale; or
●	any other method permitted pursuant to applicable law.

If the Selling Stockholder effects such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The Selling Stockholder and any broker-dealer participating in the distribution of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed, reallowed or paid to broker-dealers.

The Selling Stockholder may choose not to sell any or may choose to sell less than all of our common stock registered pursuant to the registration statement, of which this reoffer prospectus forms a part.

We will pay the expenses of the registration of our common stock sold by the Selling Stockholders, including, without limitation, Securities and Exchange Commission filings fees; provided, however, that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. As and when we are required to update this reoffer prospectus, we may incur additional expenses.

Once sold under the registration statement, of which this reoffer prospectus forms a part, our common stock will be freely tradable in the hands of persons other than our affiliates. We have notified the Selling Stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, Selling Stockholders may, at the same time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

Sales by Affiliates and Sales of Restricted Securities

Selling Stockholders who are considered “affiliates” of the Company, as defined in Rule 405 under the Securities Act, or who are selling “restricted securities”, as defined in Rule 144(a)(3) under the Securities Act, may not sell an amount of shares pursuant to this reoffer prospectus which exceeds in any three month period the amount specified in Rule 144(e) under the Securities Act.

LEGAL MATTERS

Fleming PLLC, has passed upon the validity of the shares of our common stock offered by the Selling Stockholders under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be read and copied at the Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.workhorse.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Commission. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: 100 Commerce Drive, Loveland, Ohio 45140, Attention: Investor Relations.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this reoffer prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering (excluding, in either case, information that has been “furnished” but not “filed” for purposes of the Exchange Act).

(1)Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on March 13, 2020.

(2)The description of our common stock contained in the Registration Statement on Form 8-A filed on January 5, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

Reoffer Prospectus

4,071,358 Shares

WORKHORSE GROUP INC.

Common Stock par value $0.001

March 13, 2020

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Workhorse Group Inc. 2019 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 Item 2.   Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Duane A. Hughes
Chief Executive Officer
Workhorse Group Inc.
100 Commerce Drive
Loveland, Ohio 45140
513-360-4704

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by Workhorse Group Inc., a Nevada corporation (the “Registrant”), with the Commission are incorporated into this Registration Statement by reference:

(1)Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on March 13, 2020.

(2)The description of our common stock contained in the Registration Statement on Form 8-A filed on January 5, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

 Not Applicable.

Item 6.   Indemnification of Directors and Officers.

The Nevada Revised Statutes provide the registrant with the power to indemnify any of its directors, officers, employees and agents as follows:

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Nevada Revised Statutes further provide that a corporation may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by the stockholders of the corporation;

●	by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	by court order.

The Nevada Revised Statutes additionally provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses. As of the date hereof, the registrant has secured such a director and officer liability insurance policy.

The Company’s Bylaws requires the Company provide that it shall indemnify any of its directors or officers to the fullest extent permitted by law.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
4.1	Workhorse Group Inc. 2019 Incentive Stock Plan (1)

5.1	Opinion of Fleming PLLC

23.1	Consent of Grant Thornton LLP

23.2	Consent of Fleming PLLC (see Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

(1) Incorporated by reference to the Form 10-K Annual Report filed with the Securities and Exchange Commission on March 13, 2020.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Loveland, State of Ohio, on this 13th day of March 2020.

WORKHORSE GROUP INC.

By:	/s/ Duane A. Hughes
Duane A. Hughes
Chief Executive Officer
(Principal Executive Officer)
By:	/s/ Steve Schrader
Steve Schrader
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Gregory T. Ackerson
Gregory T. Ackerson
Controller
(Principal Accounting Officer)

Each person whose signature appears below constitutes and appoints Duane A. Hughes and Steve Schrader, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, including to sign any and all amendments (including post-effective amendments or supplements) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Duane A. Hughes	Chief Executive Officer and Director	March 13, 2020
Duane A. Hughes	(Principal Executive Officer)

/s/ Steve Schrader	Chief Financial Officer	March 13, 2020
Steve Schrader	(Principal Financial Officer)

/s/ Gregory T. Ackerson	Controller	March 13, 2020
Gregory T. Ackerson	(Principal Accounting Officer)

/s/ Raymond Chess	Director	March 13, 2020
Raymond Chess

/s/ Gerald B. Budde	Director	March 13, 2020
Gerald B. Budde

/s/ H. Benjamin Samuels	Director	March 13, 2020
H. Benjamin Samuels

/s/ Harry DeMott	Director	March 13, 2020
Harry DeMott

/s/ Michael L. Clark	Director	March 13, 2020
Michael L. Clark

Exhibit Index

Exhibit Number	Description

4.1	Workhorse Group Inc. 2019 Incentive Stock Plan (1)

5.1	Opinion of Fleming PLLC

23.1	Consent of Grant Thornton LLP

23.2	Consent of Fleming PLLC (see Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

(1) Incorporated by reference to the Form 10-K Annual Report filed with the Securities and Exchange Commission on March 13, 2020.